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                                                                   EXHIBIT 11.1


                             HESKA CORPORATION
          Statement Re: Computation of Pro Forma Net Loss Per Share
                 (In Thousands, Except per Share Amounts)


                                                                                Three Months
                                                                 Year Ended        Ended
                                                                 December 31,     March 31,
                                                                     1996           1997
                                                                 ------------   ------------
Weighted average common shares outstanding.....................           938          1,070

Assumed conversion of preferred stock from
    original date of issuance (weighted average
    effect from the date of issuance pursuant
    to Staff Accounting Bulletin No. 83 ("SAB 83") ............        10,514         10,514

Effect of common stock and common stock
    equivalents issued within one year prior to the filing of
    initial public offering (SAB 83)(1) .......................         1,288          1,288
                                                                     --------       --------

         Total ................................................        12,740         12,872
                                                                     ========       ========

Net loss ......................................................      $(17,975)      $ (7,881)
                                                                     ========       ========

Pro forma net loss per share ..................................      $  (1.41)      $  (0.61)
                                                                     ========       ========
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(1) Common Stock and Common Stock Equivalents issued after April 22, 1996, at prices substantially less than the assumed initial public offering price, have been considered outstanding during the entire period using the treasury stock method.